(A)(2)(e)

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF TRUST

of

VOYA SENIOR INCOME FUND

a Delaware Statutory Trust

This Certificate of Amendment ("Certificate") is filed in accordance with the provisions of the Delaware Statutory Trust Act (Del. Code Ann. tit. 12, sections 3801 et seq.) and sets forth the following:

1.The name of the Fund is: Voya Senior Income Fund (the "Fund").

2.The name and business address of the registered agent of the Fund is: Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3.The Fund is a registered investment company under the Investment Company Act of 1940, as amended.

4.The Fund's Certificate of Trust is hereby amended to change the name of the Fund to "Voya Credit Income Fund."

5.This Certificate shall be effective on June 30, 2022.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Fund, have duly executed this Certificate on this 24th day of March, 2022.

/s/ Colleen D. Baldwin_____________	/s/ Joseph E. Obermeyer____________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer_________________	/s/ Sheryl K. Pressler_______________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick___________	/s/ Dina Santoro___________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin________________	/s/ Christopher P. Sullivan__________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee